    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    JULY 28, 2000

         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from July 1, 2000 to July 28, 2000 for World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of July 28, 2000 was $67.34, an increase of 0.46% from the June 30, 2000 value of $67.03. The year-to-date return for Series C was a decrease of 29.84% as of July 28, 2000.

As we wrote to you in June, Hyman Beck & Company Inc. ('Hyman Beck') no longer serves as the Trading Advisor to Series C. We continue to look for a replacement and will inform you once a new Trading Advisor is selected and approved. Until such time, the unallocated assets will be maintained in an interest bearing account.

The estimated net asset value per interest as of August 15, 2000 was $67.59. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ---------------------------
          Eleanor L. Thomas
          Executive Vice President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
---------------------------------------------------
For the period from July 1, 2000 to
  July 28, 2000
Revenues:
Interest income..........................   $48,352
                                            -------
Net gain.................................   $48,352
                                            -------
                                            -------

STATEMENT OF CHANGES IN NET ASSET VALUE
-----------------------------------------------------
For the period from July 1, 2000 to
  July 28, 2000
                                                Per
                                   Total      Interest
                                -----------   -------
Net asset value at beginning
  of period (161,104.449
  interests)..................  $10,798,084   $ 67.03
Net gain......................       48,352
Redemptions...................   (2,190,241)
                                -----------
Net asset value at end of
  period (128,548.624
  interests)..................  $ 8,656,195     67.34
                                -----------
                                -----------
                                              -------
Change in net asset
  value per interest.......................   $  0.31
                                              -------
                                              -------
Percentage change..........................      0.46%
                                              -------
                                              -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer